Cobrador Multi Strategy Partners, LP

May 29, 2019

BoxScore Brands Inc.
3675 W Teco Blvd, #8
Las Vegas, NV, 89118

Re: **Shareholder Loan Agreement**

BoxScore Brands, Inc:

This letter agreement sets forth the terms and conditions under which Cobrador Multi Strategy Partners, LP, ("Cobrador"), agrees to provide a $250,000 revolving credit commitment to BoxScore Brands, Inc. ("BoxScore"), a Delaware corporation ("BOXS").

1. Credit Commitment.

(a) Subject to the terms and conditions hereof, the Security Agreement of even date herewith between BOXS and Cobrador (the "Security Agreement") and the Non-Negotiable Promissory Note of even date herewith made by BOXS in favor of Cobrador (the "Note"), Cobrador agrees from time to time during the [one-year] period commencing on the date hereof, to make loans (each, a "Loan") to BOXS up to a maximum aggregate amount of $250,000, which amount includes any accrued and unpaid interest on amounts advanced and loaned by BOXS hereunder. BOXS shall use the proceeds of each Loan for its working capital needs, including to continue the development and growth of its products. The outstanding principal amount of the Note shall bear interest at a rate equal to nine and one half percent (9.5%) per annum, as more fully set forth in the Note. Subject to Section 2 below, the maximum credit commitment may be reduced under certain circumstances. BOXS' obligations under the Note shall be secured by a lien and security interest in the Collateral, as more fully set forth in the Security Agreement.

(b) By written request to Cobrador, BOXS may from time to time request that Cobrador make a Loan in the amount specified therein and Cobrador will make such Loan, provided that no such request and loan shall exceed $100,000 during any thirty (30) day period]. Subject to Cobrador's review of the written request, Cobrador shall disburse the amount of the requested Loan by wire transfer of immediately available funds to an account or accounts designated in writing by BOXS, or by check if mutually agreed, within three (3) business days following BOXS's written request. Each such request for a Loan shall constitute BOXS's representation and warranty to Cobrador that no Event of Default (as such term is defined in the Note) exists at such time, or would occur after giving effect to such Loan.

(c) Subject to mandatory prepayment(s) as provided in the Note or upon the occurrence of an Event of Default, the entire outstanding principal balance of the Note, together with all accrued interest thereon, shall be paid by BOXS in cash on the [2nd anniversary] of the date hereof. The Note may, at the option of BOXS, be prepaid at any time in whole or in part, without premium or penalty.

2. Mandatory Payments.

(a) During the term of the Note, BOXS will pay, in whole or in part, the principal balance then outstanding of the Note, together with accrued interest, with the cash proceeds from the issuance of any note, bond, debenture, evidence of indebtedness, share of capital stock or any other security ("securities"), other than working capital financing or secured financing of assets in the ordinary course of business, issued by BOXS after the date hereof (a "Financing"). The obligation of BOXS to pay the outstanding balance under the Note pursuant to the preceding sentence shall be superior and first in priority to any other use of the proceeds of a Financing, and BOXS agrees not to enter into any agreement or instrument during the term of the Note which would modify or alter the foregoing priority.

(b) In the event no amounts are outstanding under the Note at the time of a Financing, the maximum credit commitment set forth in Section 1(a) above will be reduced by the amount of the cash proceeds of any such Financing.

3. Change in Control. A Change in Control (as defined below) during the term of the Note shall be considered an Event of Default, in which case BOXS shall be required, unless waived by Cobrador in whole or in part, to pay the entire principal balance then outstanding of the Note, together with accrued interest, on or within ten (10) days following the Change in Control. A "Change in Control" shall be deemed to have occurred when (a) a third person, including a "group," as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Cobrador or its affiliates, becomes the beneficial owner of shares of BOXS having 25% or more of the total number of votes that may be cast for the election of directors of BOXS and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of BOXS before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of BOXS or any successor.

4. Representations. Each of the parties hereto represents severally and as to itself or himself only that this letter agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this letter agreement by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability (x) may be limited by bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors' rights generally and (y) is subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

5. Notices. All notices, requests and demands to or upon BOXS or Cobrador to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

BOXS: BoxScore Brands, Inc.
3675 W Teco Drive #8

Las Vegas, NV 89119
Attn: Chief Executive Officer

Cobrador: Cobrador Capital Advisors, LLC
32 Creemer Road

Armonk, NY 10504

6. Miscellaneous. This letter agreement, the Security Agreement and the Note represent the entire agreement and understanding between Cobrador and BOXS with respect to the subject matter hereof. This letter agreement, the Security Agreement and the Note may not be amended except by an instrument in writing executed by Cobrador and BOXS. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules. This letter agreement may be executed in counterparts.

If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of the terms of this letter agreement by signing and returning a copy of this letter agreement, the Security Agreement and the Note to the undersigned.

Very truly yours,

David E Graber

David E. Graber

Agreed and Accepted
this 29 day of MAY 2019

BoxScore Brands, INC.

By: ______________________
Name: Michael Flanagan
Title: CEO